Exhibit 99.1

Illumina, Inc NR200525
ILLUMINA REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2005
Product and Service Revenue Increases 42% Over Second Quarter 2004
SAN DIEGO, CALIFORNIA, July 26, 2005 — Illumina, Inc. (NASDAQ: ILMN) announced today its financial results for the second quarter of 2005.
Total revenue for the quarter was $15.8 million, which represents a 38% increase compared to total revenue of $11.5 million, recorded in the second quarter of 2004. Product and service revenue was $15.4 million, representing a 42% increase over the second quarter of 2004.
The Company reported a net loss of $18.5 million, or $0.46 per basic and diluted share, for the second quarter of 2005 compared to a net loss of $3.5 million, or $0.10 per basic and diluted share, in the second quarter of 2004. The Company’s net loss per basic and diluted share in the second quarter of 2005 included a one-time charge of $0.39 per basic and diluted share related to the write-off of $15.8 million of acquired in-process research and development in connection with the Company’s acquisition of CyVera Corporation in April 2005. Excluding this one-time charge, net loss for the quarter was $2.7 million, or $0.07 per basic and diluted share.
Gross margins for products and services in the quarter were 69.3%, compared to 71.8% for the second quarter in 2004. Selling, general and administrative expense increased to $6.5 million compared to $6.0 million in the prior year’s period. Research and development expenses increased to $7.3 million compared to $5.3 million in the second quarter of 2004.
Highlights since our last quarterly conference call include:
•	Commenced commercial shipments of the Sentrix® whole-genome genotyping BeadChips and our new Infinium™ assay protocol;
•	Achieved our 16th consecutive quarter of sequential revenue growth;

•	Shipped a record 18 BeadStations during the quarter, bringing our total number of Beadlabs and BeadStations shipped to 82;
•	Booked 21 genotyping service contracts;
•	Launched new SNP panels to query the MHC region of the genome — the most gene-rich area of any chromosomal region and an area that is directly implicated in inflammatory and autoimmune diseases such as multiple sclerosis and diabetes;
•	Named Christian Henry as our Vice President, Chief Financial Officer and promoted Kirk Malloy, Ph.D., to the new position of Vice President, Customer Solutions; and
•	Received two new patents, bringing our total to 39 issued or allowed and 107 pending, including those acquired with CyVera.
These highlights underscore Illumina’s strategy of building a comprehensive offering of scalable, multi-application systems. At the foundation of our systems are the Sentrix(R) Array Matrix, the Sentrix BeadChip, the BeadArray Reader and our Oligator® DNA synthesis capability. The BeadStation system addresses moderate-throughput requirements and complements Illumina’s production-scale BeadLab. Both systems can be scaled in multiple dimensions, providing customers the flexibility to perform SNP genotyping or gene expression experiments on the same platform, with content ranging from whole genomes to focused sets, at various levels of throughput and automation and industry-leading cost per sample. Illumina is also developing a portfolio of powerful assay technologies to deliver even further benefit to BeadArray™ technology.
Financial Outlook
For fiscal 2005 we expect total revenue to range from $70 million to $76 million. We expect net loss per basic and diluted share to range from $0.16 to $0.06, excluding the impact of the $0.39 charge related to the write-off of acquired in-process research and development in connection with the CyVera acquisition. Including this charge, our net loss per basic and diluted share is anticipated to range from $0.55 to $0.45.
For the third quarter 2005, the Company expects total revenue to range between $18 million and $20 million. Net loss per share is anticipated to range between $0.06 and $0.03 per basic and diluted share.

Conference Call Information
A conference call has been scheduled for 2:00 p.m. Pacific Time today to discuss Illumina’s second quarter 2005 results as well as 2005 guidance. Individuals may listen to the call by dialing 800-324-5531 (international callers should dial +1 312 461-1932) or by accessing the live webcast under the “Investors” tab of Illumina’s website at: www.illumina.com.
About Illumina
Illumina (www.illumina.com) is developing next-generation tools for the large-scale analysis of genetic variation and function. The Company’s proprietary BeadArray technology — now used in leading genomics centers around the world — provides the throughput, cost effectiveness and flexibility necessary to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will help pave the way to personalized medicine by correlating genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina’s litigation with Affymetrix, the Company’s ability to scale and integrate CyVera technology, the ability to further scale oligo synthesis output and technology to satisfy market demand deriving from the Company’s collaboration with Invitrogen, Illumina’s ability to further develop and commercialize its BeadArray technologies and to deploy new gene expression and genotyping products and applications for its platform technology, to manufacture robust Sentrix® arrays and Oligator® oligonucleotides, and other factors detailed in the Company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

ILLUMINA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	July 3,	June 27,	July 3,	June 27,
	2005	2004	2005	2004
Revenue:
Product	$12,636	$9,045	$24,801	$17,984
Service	2,783	1,815	5,474	2,965
Research	405	626	697	1,340

Total revenue	15,824	11,486	30,972	22,289

Costs and expenses:
Cost of revenue	4,734	3,067	9,333	5,869
Research and development	7,301	5,320	13,179	10,496
Selling, general and administrative	6,494	5,993	12,487	11,731
Amortization of deferred compensation and other non-cash compensation charges	41	250	98	568
Litigation judgment	—	189	—	378
In Process R&D	15,800	—	15,800	—

Total costs and expenses	34,370	14,819	50,897	29,042

Loss from operations	(18,546)	(3,333)	(19,925)	(6,753)

Interest and other income (expense), net	7	(183)	151	(694)

Net loss	$(18,539)	$(3,516)	$(19,774)	$(7,447)

Net loss per share, basic and diluted	$(0.46)	$(0.10)	$(0.50)	$(0.22)

Shares used in calculating net loss per share, basic and diluted	40,187	34,960	39,267	33,754

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ILLUMINA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 3,	January 2,
	2005	2005
	(unaudited)	(Note)
ASSETS
Current assets:
Cash and investments	$54,566	$66,994
Accounts Receivable, net	12,192	11,891
Inventory, net	5,157	3,807
Other current assets	1,023	999

Total current assets	72,938	83,691
Property and equipment, net	13,573	8,574
Goodwill	2,315	—
Other assets, net	2,433	2,642

Total assets	$91,259	$94,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$15,067	$13,091
Litigation judgment	—	5,957

Total current liabilities	15,067	19,048
Long-term debt and liabilities	5,903	3,597
Stockholders’ equity	70,289	72,262

Total liabilities and stockholders’ equity	$91,259	$94,907

Note: The Balance Sheet at January 2, 2005 has been derived from the audited financial statements as of that date.
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Contacts:	Jay Flatley	Christian Henry
	President & CEO	VP and Chief Financial Officer
	1.858.202.4501	1.858.202.4508
	jflatley@illumina.com	chenry@illumina.com